Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8
(Form Type)

SOUTH PLAINS FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	Rule 457(a)	1,000,000(1)	$22.87(2)	$22,870,000 (2)	0.00014760	$3,375.61
Total Offering Amount					$22,870,000
Total Fee Offsets							-
Net Fee Due							$3,375.61

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers an aggregate of 1,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”) of South Plains Financial, Inc., a Texas corporation (the “Company” or “Registrant”) reserved for issuance under the South Plains Financial, Inc. 2023 Employee Stock Purchase Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Plan as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon a 15% discount from the average of the high and low stock prices of shares of Common Stock of the Registrant reported on the Nasdaq Global Select Market on July 9, 2024, such discount representing the maximum permissible discount offered pursuant to the Plan.